Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273752

PROSPECTUS SUPPLEMENT NO. 24
(to prospectus dated September 12, 2023)

NAUTICUS ROBOTICS, INC.
Up to 1,890,066 Shares of Common Stock
___________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 12, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 19, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale or other disposition from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of up to an aggregate 1,890,066 shares (“Resale Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Nauticus Robotics, Inc., a Delaware corporation (the “Company” and, together with the Selling Securityholders, the “RRA Parties”). The Resale Shares were issued to the Selling Securityholders pursuant to and in consideration of the RRA Parties’ agreements set forth in the RRA Amendment (as defined in the Prospectus), including with respect to and in full satisfaction of certain liquidated damages provided for under the RRA (as defined in the Prospectus).

We will bear all costs, expenses and fees in connection with the registration of the Resale Shares and will not receive any proceeds from the sale of the Resale Shares. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales (if any) of the Resale Shares.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, any may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “KITT.” The closing price of our Common Stock on September 19, 2024 was $1.69 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 20, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):September 19, 2024
NAUTICUS ROBOTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40611	87-1699753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17146 Feathercraft Lane, Suite 450, Webster, TX 77598
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (281) 942-9069
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KITT	The Nasdaq Stock Market LLC
Warrants	KITTW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On September 19, 2024, the Company issued a press release relating to a notification of listing extension by Nasdaq. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K and in Exhibit 99.1 shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is not subject to the liabilities of that section and is not deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release dated September 19, 2024

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2024	Nauticus Robotics, Inc.

	By:	/s/ John Symington
		Name:	John Symington
		Title:	General Counsel
Exhibit 99.1
Nauticus Robotics Announces Notification of NASDAQ Listing Extension

HOUSTON, September 19, 2024 – Nauticus Robotics Inc. (NASDAQ:KITT) a leading innovator in autonomous subsea robotics and software, today announced receipt of a letter from the Nasdaq Stock Market LLC (“Nasdaq”) approving an extension of time to regain compliance with all listing standards.

The letter received from Nasdaq grants Nauticus an exception until December 31, 2024 to demonstrate compliance with the Nasdaq Capital Market listing rules. Nauticus management presented its detailed plan to gain compliance during the Nasdaq Hearings Panel meeting held on September 5, 2024.

Nauticus will continue to work through its plan with intent to resolve all compliance issues before the deadline of December 31, 2024.

With the granting of this Nasdaq exception, Nauticus remains listed on the Nasdaq capital market. Once the compliance plan is fully executed, Nauticus will make further disclosures describing the actions taken by the Company to achieve compliance.

About Nauticus Robotics

Nauticus Robotics, Inc. develops autonomous robots for the ocean industries. Autonomy requires the extensive use of sensors, artificial intelligence, and effective algorithms for perception and decision allowing the robot to adapt to changing environments. The company's business model includes using robotic systems for service, selling vehicles and components, and licensing of related software to both the commercial and defense business sectors. Nauticus has designed and is currently testing and certifying a new generation of vehicles to reduce operational cost and gather data to maintain and operate a wide variety of subsea infrastructure. Besides a standalone service offering and forward-facing products, Nauticus' approach to ocean robotics has also resulted in the development of a range of technology products for retrofit/upgrading traditional ROV operations and other third-party vehicle platforms. Nauticus' services provide customers with the necessary data collection, analytics, and subsea manipulation capabilities to support and maintain assets while reducing their operational footprint, operating cost, and greenhouse gas emissions, to improve offshore health, safety, and environmental exposure.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act"), and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Such forward-looking statements include but are not limited to: the expected timing of compliance with Nasdaq continued listing rules and the company’s capacity to regain the compliance. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words "believes," "estimates," "expects," "projects," "forecasts," "may," "will," "should," "seeks," "plans," "scheduled," "anticipates," "intends," or "continue" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by such statements. These forward-looking statements are based on Nauticus' management's current expectations and beliefs, as well as a number of assumptions concerning future events. There can be no assurance that the events, results, or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Nauticus is not under any obligation and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports which Nauticus has filed or will file from time to time with the Securities and Exchange Commission (the "SEC") for a more complete discussion of the risks and uncertainties facing the Company and that could cause actual outcomes to be materially different from those indicated in the forward-looking statements made by the Company, in particular the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in documents filed from time to time with the SEC, including Nauticus' Annual Report on Form 10-K filed with the SEC on April 10, 2024. Should one or more of these risks, uncertainties, or other factors materialize, or should assumptions underlying the forward-looking information or statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated, or expected. The documents filed by Nauticus with the SEC may be obtained free of charge at the SEC's website at www.sec.gov.